Exhibit 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES SECOND QUARTER EARNINGS OF $1.20 PER SHARE

BOTHELL, WA, August 6, 2003 - Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK), today announced that fully diluted earnings per share for the second quarter of 2003 was $1.20 versus a loss of $0.15 per share for the second quarter of 2002. Total revenue increased 330% to $15.7 million in the second quarter of 2003 compared to same period last year. The second quarter 2003 financial results include the following:

•	Revenue recognition of the unamortized portion of the payments received from Pharmacia in 2003 and 2002, totaling $15 million.

•	A non-operating gain of $4.2 million on the divestiture of Nascobal® to Questcor Pharmaceuticals, Inc.

•	An increase in operating expenses of $1.7 million over the same quarter last year. This includes a $1.1 million increase in R&D and a $600k increase in sales and marketing expenditures.

For the first six months of 2003, total revenue was $18.0 million versus total revenue of $5.2 million for the first half of 2002. Net income for the first six months of 2003 was $10.0 million, or $0.93 per share fully diluted versus a net loss of $4.3 million, or a loss of $0.43 per share in 2002.

Nastech ended the second quarter of 2003 with $23 million in cash, cash equivalents and investments.

“The sale of Nascobal® for up to $18.2 million and the July 2003 out-licensing of the Mammary Aspirate Specimen Cytology Test (“MASCT”) were strategic and opportunistic, allowing us to focus on advancing our tight junction technology research and on ongoing pre-clinical and clinical development programs,” stated Steven C. Quay, M.D., Ph.D., Chairman, President, and Chief Executive Officer. “In addition, we continued to deliver important achievements during the first half of 2003, which occurred in our labs, in the clinic, in the addition of scientific personnel, and in business development. These achievements are made possible through the dedication of our employees and their commitment to our success.”

CORPORATE HIGHLIGHTS

Recent transactions include:

•	Divestiture in June 2003 of Nascobal® (Cyanocobalamin USP) to Questcor Pharmaceuticals, Inc. for up to $18.2 million in cash proceeds.

•	Licensing in July 2003 of exclusive world-wide patent rights to products that make use of Nastech’s FDA-approved MASCT to Cytyc Corporation. The agreement enables Nastech to participate in the future upside potential of this product for the early detection of breast cancer.

Nastech recently achieved several key corporate goals, including:

•	Initiation of a Phase II multi-center, double-blind, randomized, placebo-controlled, dose-ranging safety study using Nastech’s investigational intranasal apomorphine hydrochloride for treatment of male erectile dysfunction (ED) and reporting positive results from a Phase II study in women with female sexual dysfunction.

•	Announcement of research findings from its tight junction paracellular drug delivery technology program and the formation of a Scientific Advisory Board (SAB) to advise and assist Nastech in advancing its tight junction technology and identifying related commercial opportunities. The founding members of the SAB include Daniel A. Goodenough, Ph.D., Professor of Biology, Department of Cell Biology, Harvard Medical School, James M. Anderson, Ph.D., M.D., Department Chair of the Department of Cell and Molecular Physiology at the University of North Carolina at Chapel Hill, and Alessio Fasano, M.D., Professor of Pediatrics, Medicine, and Physiology, Head of the Division of Pediatric Gastroenterology and Nutrition and of the Department of Pediatrics, as well as Chief of the Gastrointestinal Pathophysiology Section at the Center for Vaccine Development, University of Maryland School of Medicine in Baltimore.

•	Henry R. “Rick” Costantino, Ph.D., joined Nastech in July 2003 as Senior Research Scientist. Prior to joining Nastech, Dr. Costantino held senior scientific positions at Alkermes, Inc. and Genentech, Inc. He received a B.S. and M.S. in Chemical Engineering from The Johns Hopkins University, and a Ph.D. in Chemical Engineering under Drs. Robert Langer and Alexander Klibanov at the Massachusetts Institute of Technology. Dr. Costantino is an author or co-author of numerous scientific papers and abstracts.

CONFERENCE CALL

Nastech will host a conference call to review second quarter financial results for the period ended June 30, 2003, product portfolio and recent business developments. The call is scheduled for today, August 6, 2003, at 9:00 A.M. Eastern Time. To access the live call or the 30-day archive via the Internet, log on to www.Nastech.com. Please connect to the Nastech’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to view the webcast. Telephone replay will be available for 48 hours beginning approximately two hours after the call. To access the replay, please call 1-800-428-6051 (U.S.) or 1-973-709-2089 (international). The conference ID number is 301836.

ABOUT NASTECH

Nastech Pharmaceutical Company Inc. is a leader in nasal drug delivery. Nastech is developing a platform technology for delivering both small and macro-molecules intranasally which can lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech has also shown great promise in nasal drug delivery directly to the Central Nervous System. Nastech has a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of male and female sexual dysfunction, pain management, cancer and hepatic illnesses, growth deficiency and multiple sclerosis.

NASTECH SAFE HARBOR STATEMENT

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Nastech. These factors include, but are not limited to: (i) Nastech’s ability to successfully complete product research and development, including pre-clinical and clinical studies; (ii) Nastech’s ability to obtain required governmental approvals, including product and patent approvals; (iii) Nastech’s ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (iv) Nastech’s ability to develop and commercialize its products before its competitors. In addition, significant fluctuations in quarterly results may occur as a result of varying milestone payments and the timing of costs and expenses related to Nastech’s research and development program. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the caption “Risk Factors” in Nastech’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which Nastech urges investors to consider. Nastech undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities or other applicable laws.

CONTACT:

Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
John Nugent (Investors)
Kathy L. Jones, Ph.D. (Media)
(212) 213-0006

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TABLE FOLLOWS

NASTECH PHARMACEUTICAL COMPANY INC.
SELECTED FINANCIAL INFORMATION
Statement of Operations Data (in thousands, except per share amounts)

	6 Months Ended		Quarter Ended
	June 30,		June 30,
	(unaudited)		(unaudited)

	2003	2002	2003	2002

Revenue:
Product revenue, net	$1,590	$377	$580	$184
License and research fees	16,445	4,804	15,138	3,472

Total revenue	18,035	5,181	15,718	3,656

Operating expenses:
Cost of product revenue	266	156	121	78
Research and development	7,282	5,944	4,300	3,166
Sales and marketing	1,522	293	809	224
General and administrative	2,997	3,201	1,688	1,740

Total operating expenses	12,067	9,594	6,918	5,208

Net income (loss) from operations	5,968	(4,413)	8,800	(1,552)
Gain on sale of intangible asset	4,236		4,236
Interest income	99	151	47	89
Interest expense	(276)	(5)	(131)	(3)

Net income (loss)	$10,027	$(4,267)	$12,952	$(1,466)

Net income (loss) per common share — basic	$0.98	$(0.43)	$1.26	$(0.15)

Shares outstanding- basic	10,221	9,885	10,246	10,057

Net income (loss) per common share — diluted	$0.93	$(0.43)	$1.20	$(0.15)

Shares outstanding — diluted	10,743	9,885	10,826	10,057

	June 30, 2003	December 31, 2002

Balance Sheet Data
Cash and cash equivalents	$16,580	$9,021
Investments	6,394
Property, intangibles and other assets	$10,373	$14,029
Total assets	$33,347	$23,050
Working capital	$15,361	$3,342
Accumulated deficit	$(42,676)	$(52,703)
Stockholders’ equity	$19,433	$8,645